EXHIBIT 99.1

RISK FACTORS

You should carefully consider the following factors in addition to the other information set forth in this annual report in analyzing an investment in our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock. This annual report contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those identified below as well as those discussed elsewhere in this annual report.

Our operating results for the quarters ended March 31, 2002 and December 30, 2001 declined significantly from the quarters ended April 1, 2001 and December 30, 2000.

Our net and operating incomes for the quarters ended March 31, 2002 and December 30, 2001 decreased as compared to our results in the quarters ended April 1, 2001 and December 30, 2000 as a result of a decline in our revenues. Our revenues for the quarters ended March 31, 2002 and December 30, 2001 were $13.2 million and $11.1 million, respectively, compared to $53.8 million and $57.0 million, respectively, in the same periods for the previous fiscal year. We cannot assure you that our business will not continue to decline or that our performance will improve.

We had net losses for fiscal 2002 and may incur further losses in the future.

We have reported $48.3 million of net losses for fiscal 2002. We reported $25.8 million of net income for fiscal 2001 and $20.6 million of net losses for fiscal 2000. Due to the current downturn in the semiconductor industry and the related downturn in the semiconductor capital equipment industry, weak economic conditions worldwide, and other factors, we cannot predict how long we will incur further losses or whether we will become profitable again. Moreover, in part due to these downturns, for the quarter ended March 31, 2002, we recorded $13.3 million for the write off of inventory and inventory related costs, employee severance and other costs related to reductions in work force.

Our performance is affected by the cyclicality of the semiconductor device industry which may, from time to time, lead to decreased demand for our products.

The current downturn in the semiconductor industry is having a material adverse effect on our business, financial condition and results of operations. Our business depends upon the capital expenditures of semiconductor manufacturers, which, in turn, depend upon the current and anticipated market demand for semiconductors and products utilizing semiconductors. The semiconductor industry is cyclical and has historically experienced periodic downturns, which have often resulted in a decrease in the semiconductor industry's demand for capital equipment, including process control metrology systems. There is typically a six to twelve month lag between changes in the semiconductor industry and the related impact on the level of capital expenditures. In most cases, the resulting decrease in capital expenditures has been more pronounced than the precipitating downturn in semiconductor industry revenues. We cannot be sure:

  when the semiconductor industry will recover; or

  whether the recovery, if it happens, will result in increased demand for capital equipment by the semiconductor industry.

Our quarterly operating results have historically and may, in the future, vary significantly. This may result in volatility in the market price for our shares.

Our quarterly operating results have historically and may, in the future, vary significantly. Some of the factors that may influence our operating results and that could cause trading in our shares to be subject to extreme price and volume fluctuations in a given quarter include:

  customer demand, which is influenced by economic conditions in the semiconductor industry, demand for products that use semiconductors, market acceptance of our products and those of our customers, seasonality, changes in product mix, and the timing, cancellation or delay of customer orders and shipments;

  competition, such as competitive pressures on prices of our products, the introduction or announcement of new products by us or our competitors and discounts that may be granted to customers;

  fluctuations in the availability and cost of components, subassemblies and production capacity;

  expenses incurred in connection with litigation;

  product development costs, such as increased research, development, engineering and marketing expenses associated with new products or product enhancements, and the effect of transitioning to new or enhanced products; and

  levels of fixed expenses relative to revenue levels, including research and development costs associated with product development.

During a given quarter, a significant portion of our revenue may be derived from the sale of a relatively small number of systems. Accordingly, a small change in the number of systems actually shipped may cause significant changes in operating results. In addition, because of the significantly different gross margins attributable to our two product lines, changes in product mix may cause fluctuations in operating results. In addition, we cannot assure you that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations that are material, adverse and unrelated to our performance.

Our largest customers have historically accounted for a significant portion of our revenues. Accordingly, our business may be adversely affected by the loss of, or reduced purchases by, one or more of our large customers.

If, for any reason, any of our key customers were to purchase significantly less of our products in the future, such decreased level of purchases could have a material adverse effect on our business, financial condition and results of operations. During the year ended March 31, 2002, two customers represented 24% and 13% of our net revenues. During the year ended April 1, 2001, two customers represented 22% and 13% of our net revenues. During the year ended April 2, 2000, two customers represented 14% and 10% of our net revenues. As customers seek to establish closer relationships with their suppliers, we expect that our customer base will continue to become more concentrated with a limited number of customers accounting for a significant portion of our revenues.

Our business could be adversely affected if we are unable to protect our proprietary technology or if we infringe on the proprietary technology of others.

Our future success and competitive position depend in part upon our ability to obtain and maintain proprietary technology used in our principal product families, and we rely, in part, on patent, trade secret and trademark law to protect that technology. We have obtained a number of patents relating to our two key product families, the Opti-Probe and Therma-Probe, and have filed applications for additional patents. There can be no assurance that any of our pending patent applications will be approved, that we will develop additional proprietary technology that is patentable, that any patents owned by or issued to us will provide us with competitive advantages or that these patents will not be challenged by any third parties. Furthermore, there can be no assurance that third parties will not design around our patents. Any of the foregoing results could have a material adverse effect on our business, financial condition, results of operations or cash flows. On April 22, 2002, we filed a patent infringement suit against Boxer-Cross Inc. in the United States District Court, Northern District of California. The suit alleges that Boxer- Cross' BX-10 product infringes certain patents held by Therma-Wave related to ion implant monitoring. Two of the asserted patents were previously found to be valid and infringed in a suit filed against Jenoptik, AG, in 1994. The earlier court rulings led to Jenoptik's withdrawal from the U.S. market. We have asked the court to issue an injunction barring Boxer-Cross from making, using or selling its BX-10 product.

In addition to patent protection, we rely upon trade secret protection for our confidential and proprietary information and technology. We routinely enter into confidentiality agreements with our employees. However, there can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach or that our confidential and proprietary information and technology will not be independently developed by or become otherwise known to third parties.

We license and will continue to license certain technology used in our products from third parties. Our inability to acquire any third-party licenses, or integrate the related third-party technologies into our products, could result in delays in our product developments and enhancements until equivalent technologies can be identified, licensed or integrated. We may also require new licenses in the future as our business grows and technology evolves. We cannot assure you that these licenses will be available to us on commercially reasonable terms, if at all.

Our commercial success will also depend, in part, on our ability to avoid infringing or misappropriating any patents or other proprietary rights owned by third parties. If we are found to infringe or misappropriate a third party's patent or other proprietary rights, we could be required to pay damages to such third party, alter our products or processes, obtain a license from the third party or cease activities utilizing such proprietary rights, including making or selling products utilizing such proprietary rights. If we are required to do any of the foregoing, there can be no assurance that we will be able to do so on commercially favorable terms, if at all. Our inability to do any of the foregoing on commercially favorable terms could have a material adverse impact on our business, financial condition, results of operations or cash flows. As further described below, KLA-Tencor Corporation has filed a patent infringement claim against the company. We do not believe that the outcome of this patent infringement claim, even if adverse to us, would have a material adverse effect on our company.

Protection of our intellectual property rights, or third parties seeking to enforce their own intellectual property rights against us, may result in litigation, the cost of which could be substantial.

On December 28, 2001, Sensys Instruments Corporation, or Sensys, a wholly-owned subsidiary of the company, was named in a patent infringement suit filed by KLA-Tencor. KLA-Tencor alleged that it patented an aspect of the integrated metrology technology that Sensys uses in its integrated product family. KLA-Tencor is seeking damages and an injunction to stop the sale of the equipment it alleges uses this aspect. We believe none of the current Sensys products infringes any of the claims of KLA-Tencor's patent. We believe that the outcome from this matter, even if adverse to us, would not have a material adverse effect on our company.

There are currently no other material legal proceedings pending against us. We may be required to initiate additional litigation in order to enforce any patents issued to or licensed to us or to determine the scope and/or validity of a third party's patent or other proprietary rights. In addition, we may be subject to additional lawsuits by third parties seeking to enforce their own intellectual property rights. Any such litigation, regardless of outcome, could be expensive and time consuming and, as discussed above in the prior risk factor, could subject us to significant liabilities or require us to cease using proprietary third party technology and, consequently, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We operate in the highly competitive semiconductor capital equipment industry and compete against larger companies.

We operate in the highly competitive semiconductor capital equipment industry and face competition from a number of competitors, some of which have greater financial, engineering, manufacturing and marketing resources and broader product offerings than Therma-Wave. We cannot assure you that our products will be able to compete successfully with the products of our competitors. Many of our competitors are investing heavily in the development of new products aimed at applications we currently serve. Our competitors in each product area can be expected to continue to improve the design and performance of their products and to introduce new products with competitive prices and performance characteristics. In addition, we believe that our competitors sometimes provide demonstration systems to semiconductor manufacturers at no cost. We could be required to employ similar promotions in order to remain competitive if this practice becomes more pervasive in the industry.

Competitive conditions in our industry may require us to reduce our prices.

Due to competitive conditions in our industry, we have selectively reduced prices on our products in order to maintain our market share. These reductions are not necessarily permanent nor do they affect all of our products. There can be no assurance that competitive pressures will not necessitate further price reductions. Maintaining technological advantages to mitigate the adverse effect of pricing pressures will require a continued high level of investment by us in research and development and sales and marketing. There can be no assurance that we will have sufficient resources to continue to make such investments or that we will be able to make the technological advances necessary to maintain such competitive advantages. To the extent our products do not provide technological advantages over products offered by our competitors, we are likely to experience increased price competition or loss of market share with respect to such products.

We encounter difficulties in soliciting customers of our competitors because of high switching costs in the markets in which we operate.

We believe that once a device manufacturer has selected a particular vendor's capital equipment, that manufacturer generally relies upon that vendor's equipment for that specific production line application and, to the extent possible, subsequent generations of that vendor's systems. Accordingly, it may be difficult to achieve significant sales to a particular customer once another vendor's capital equipment has been selected by that customer unless there are compelling reasons to do so, such as significant performance or cost advantages.

We may incur indebtedness in the future under our bank credit facility, which could require the use of a portion of our excess cash flow and may limit our access to additional capital.

As of March 31, 2002, we had no significant debt outstanding. We may incur indebtedness from time to time to finance acquisitions, capital expenditures and working capital, make deferred bonus payments to our executive officers or for other purposes.

The level of our indebtedness could have important consequences for us. The following summarizes the material consequences:

  a substantial portion of our cash flow from operations would be required to be dedicated to the repayment of indebtedness and will not be available for other purposes;

  our future ability to obtain additional debt financing for working capital, capital expenditures, acquisitions or other purposes may be limited; and

  our level of indebtedness has in the past, and could in the future, limit our flexibility in reacting to changes in the industry, general economic conditions and our ability to withstand a prolonged downturn in the semiconductor and/or semiconductor capital equipment industries.

Our future growth depends on our ability to develop new and enhanced products for the semiconductor industry. We cannot assure you that we will be successful in our product development efforts or that our new products will gain general market acceptance.

Our future growth will depend, in part, on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Our failure to successfully identify new product opportunities or to develop, manufacture, assemble or introduce new products could have a material adverse effect on our growth prospects. For example, we expect our product development efforts to include continuing to combine separate metrology systems into one tool, implementing integrated systems and networking these systems together. Integrated systems allow us to measure product wafers and monitor process equipment during the semiconductor fabrication process. We are also developing the Meta-Probe system, which is a thin film metrology system specifically designed to measure the thickness and material properties of opaque and metallic thin films. We cannot assure you that we will not experience difficulties or delays in our development efforts with respect to these products or that we will be successful in developing these products. In addition, we cannot assure you that these products will gain market acceptance or that we will not experience reliability or quality problems.

Rapid technological changes in our industry will require us to continually develop new and enhanced products.

Any failure by us to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction could result in a loss of competitiveness and could materially adversely affect our operating results. There can be no assurance that we will successfully develop and bring new products to market in a timely and cost-effective manner, that any product enhancement or new product developed by us will gain market acceptance, or that products or technologies developed by others will not render our products or technologies obsolete or noncompetitive. A fundamental shift in technology in our product markets could have a material adverse effect on us, particularly in light of the fact that we currently derive substantially all of our revenues from sales of our two major product families, the Opti-Probe and Therma-Probe.

We will need to be able to attract and retain key personnel with knowledge of instruments used in semiconductor manufacturing processes to help support our future growth. Competition for such personnel in our industry is high.

Our success depends to a significant degree upon the continued contributions of key management, engineering, sales and marketing, customer support, finance and manufacturing personnel. The loss of the services of key personnel, who would be extremely difficult to replace, could have a material adverse effect on us. There can be no assurance that the services of such personnel will continue to be available to us. We have employment agreements with key members of our senior management team, including Messrs. Schwartz, Christie, Smith and Opsal and Ms. Hasan. In addition, we maintain and are the named beneficiary under key-man life insurance policies for Mr. Opsal in the amounts of $250,000. To support our future growth, we will need to attract and retain additional qualified employees. Competition for such personnel in our industry is high, and we cannot assure you that we will be successful in attracting and retaining such personnel.

Our operations are characterized by the need for continued investment in research and development and, as a result, our ability to reduce costs is limited.

Our operations are characterized by the need for continued investment in research and development and extensive ongoing customer service and support capability. As a result, our operating results could be materially adversely affected if our level of revenues is below expectations. In addition, because of our emphasis on research and development and technological innovation, there can be no assurance that our operating costs will not increase in the future. We expect the level of research and development expenses to increase in the near future in absolute dollar terms.

We obtain some of the components and subassemblies included in our systems from a single source or limited group of suppliers, the partial or complete loss of which could have at least a temporary adverse effect on our operations.

Some of the components and subassemblies included in our systems are obtained from a single source or a limited group of suppliers. From time to time, and in recent months due to the increase in demand for semiconductor capital equipment, we have experienced temporary difficulties in receiving orders from some of these suppliers. Although we seek to reduce dependence on these sole and limited source suppliers, the partial or complete loss of these sources could have at least a temporary adverse effect on our results of operations and damage customer relationships. Further, a significant increase in the price of one or more of these components or subassemblies could materially adversely affect our results of operations.

We are subject to risks associated with manufacturing all of our products at a single facility. Any prolonged disruption in the operations of that facility could have a material adverse effect on our business.

We produce all of our products in our manufacturing facility located in Fremont, California. Our manufacturing processes are highly complex, require sophisticated and costly equipment and a specially designed facility. As a result, any prolonged disruption in the operations of our manufacturing facility, whether due to technical or labor difficulties, destruction of or damage to this facility as a result of an earthquake, fire or any other reason, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We rely upon manufacturers' sales representatives for a significant portion of our sales. A disruption in our relationship with any sales representative could have a material adverse effect on our business.

Approximately 50% of our sales have historically been made through manufacturers' sales representatives. The activities of these representatives are not within our control, and they may sell products manufactured by other manufacturers. In addition, in some locations our manufacturing sales representatives also provide field service to our customers. A reduction in the sales efforts or financial viability of such manufacturers' sales representatives, or a termination of our relationship with such representatives, could have a material adverse effect our sales, financial results and ability to support our customers. Although we believe that we maintain good relations with our sales representatives, there can be no assurance that such relationships will continue.

Our net sales and results of operations can be adversely affected by the instability of Asian economies, from which we derive a significant portion of our revenues.

Our sales to customers in Asian markets represented approximately 44%, 47% and 50% of total net revenues for fiscal 2002, 2001 and 2000, respectively. Companies in the Asia Pacific region, including Japan, Korea and Taiwan, each of which accounts for a significant portion of our business in that region, are currently experiencing weaknesses in their currency, banking and equity markets. These weaknesses may adversely affect our sales to semiconductor device and capital equipment manufacturers located in these regions in the coming quarters.

We are subject to operational, financial, political and foreign exchange risks due to our significant level of international sales.

International sales accounted for approximately 62%, 59% and 63% of our total revenues for fiscal 2002, 2001 and 2000, respectively. We anticipate that international sales will continue to account for a significant portion of our revenue in the foreseeable future. Due to the significant level of our international sales, we are subject to material risks which include:

  unexpected changes in regulatory requirements;

  tariffs and other market barriers;

  political and economic instability;

  potentially adverse tax consequences;

  outbreaks of hostilities;

  difficulties in accounts receivable collection;

  extended payment terms;

  difficulties in managing foreign sales representatives; and

  difficulties in staffing and managing foreign branch operations.

In addition, the laws of countries in which our products are or may be sold may not provide our products and intellectual property rights with the same degree of protection as the laws of the United States.

A substantial portion of our international sales is denominated in U.S. dollars. As a result, changes in the values of foreign currencies relative to the value of the U.S. dollar can render our products comparatively more expensive. Such conditions could negatively impact our international sales.

Acquisitions could result in dilution, operating difficulties and other harmful consequences.

From time to time, we may acquire or make significant investments in complementary companies, products and technologies. The following risks are common to the integration of two companies, and may be associated with recent or future acquisitions:

  the difficulty of incorporating new operations, technology and personnel into one company;

  the potential disruption of our ongoing business;

  the additional expense associated with amortization of acquired intangible assets;

  the maintenance of uniform standards, controls, procedures and policies; and

  the impairment of relationships with employees and customers.

Prior to the acquisition of Sensys in January 2002, we had no experience in managing this integration process. Moreover, the anticipated benefits of the Sensys acquisition or any future acquisitions or mergers may not be realized. Future acquisitions or mergers could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other tangible assets, any of which could be harmful to our business. Future acquisitions or mergers may require us to obtain additional equity or debt financing, which may not be on favorable terms or at all. Even if available, this financing may be dilutive. We cannot assure you that we will successfully overcome these risks or any other problem that we encounter in connection with any future acquisitions.

Provisions of our charter documents and Delaware law could discourage potential acquisition proposals and could delay, deter or prevent a change in control.

Provisions of our certificate of incorporation and by- laws may inhibit changes in control of Therma-Wave not approved by our board of directors and would limit the circumstances in which a premium may be paid for the common stock in proposed transactions, or a proxy contest for control of the board may be initiated. These provisions provide for:

  a classified board of directors;

  a prohibition on stockholder action through written consents;

  a requirement that special meetings of stockholders be called only by our chief executive officer or the board of directors;

  advance notice requirements for stockholder proposals and nominations;

  limitations on the ability of stockholders to amend, alter or repeal the by-laws; and

  the authority of the board to issue, without stockholder approval, preferred stock with such terms as the board may determine.

We will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets on which our securities trade, the markets in which we operate, our operations and our profitability.

Terrorist attacks may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or United States businesses. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect the sales of our products in the United States and overseas.

Also as a result of terrorism, the United States has in the past and may in the future enter into an armed conflict which could have a further impact on our domestic and international sales, our supply chain, our production capability and our ability to deliver product to our customers. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of any of these armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

The forward-looking statements contained in this Annual Report are based on our predictions of future performance. As a result, you should not place undue reliance on these forward-looking statements.

This annual report contains forward-looking statements, including, without limitation, statements concerning the conditions in the semiconductor and semiconductor capital equipment industries, our operations, economic performance and financial condition, including in particular statements relating to our business and growth strategy and product development efforts. The words "believe," "expect," "anticipate," "intend" and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under "Risk Factors" and elsewhere in this annual report and other risks and uncertainties indicated from time to time in our filings with the SEC. Actual results could differ materially from these forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this annual report will in fact occur.